Exhibit (n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-256560 on Form N-2 of our report dated May 26, 2023, relating to the consolidated financial statements and consolidated financial highlights of the Barings Private Equity Opportunities and Commitments Fund (the “Fund”), appearing in the Annual Report on Form N-CSR of the Fund for the year ended March 31, 2023, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm,” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

July 27, 2023